THIS PUT AND CALL OPTION AGREEMENT (this “Agreement”) is made on December 10, 2008

BETWEEN:

(1)	MODERN DEVELOP LIMITED of Flat C, 7/F Block 1, Island Place, 51 Tanner Road, North Point, Hong Kong (“Modern”);
(2)	PANTHEON CHINA ACQUISITION CORP. of Suite 10-64, #9 Jianguomenwai Avenue, Chaoyang District, Beijing, China, 100600 (“Pantheon”); and
(3)	MARK D. CHEN of Suite 10-64, #9 Jianguomenwai Avenue, Chaoyang District, Beijing, China, 100600 (“Chen”);
(4)	VICTORY PARK CREDIT OPPORTUNITIES MASTER FUND, LTD. of 227 West Monroe Street, Suite 3900, Chicago, Illinois 60606 (“VPCO”); and
(5)	VICTORY PARK SPECIAL SITUATIONS MASTER FUND, LTD. of 227 West Monroe Street, Suite 3900, Chicago, Illinois 60606 (“VPSS” and together with VPCO, “Victory Park”).

WHEREAS:

(A)
Simultaneously with the entering into of this Agreement, Victory Park is entering into purchase agreements with stockholders of Pantheon for the purchase of an aggregate of 2,273,700 shares (the “Shares”) of the common stock of Pantheon at a purchase price of approximately $5.97 per Share.

(B)
Modern is interested in acquiring the right to purchase the Shares and Victory Park is interested in acquiring the right to require Modern to purchase the Shares, in each case during the time period and upon the terms and conditions described herein.

IT IS AGREED as follows:

1.	DEFINITIONS

“Call Option” means the call option granted under Section 2.

“Closing Date” means the date specified in a Put Option Notice or a Call Option Notice, as the case may be.

“Early Termination Date” means the date on which the parties to the Merger Agreement terminate or abandon such agreement and the transactions contemplated thereby.

“Extended Term” means from July 1, 2009 until September 30, 2009.

“Extension Approval Date” means December 14, 2008, the date on which the stockholders of Pantheon vote to approve the amendments to its certificate of incorporation described in its definitive proxy statement on Schedule 14A filed on December 4, 2008 (the “Extension Proxy”).

“Extension Option Fee” means $0.4247 per Share.

“Holder” means Victory Park.

“Initial Term” means from the date hereof until June 30, 2009.

“Merger Agreement” means the Agreement and Plan of Merger, Conversion and Share Exchange, dated as of November 3, 2008 between Pantheon, China Cord Blood Services Corporation Limited (“CCBS”) and certain of the shareholders of CCBS named therein.

“Merger Closing” means the completion of the transactions contemplated by the Merger Agreement.

“Option Fee” means $0.55 per Share plus the 125,000 shares of Pantheon common stock referred to in Section 2.4.

“Option Price” means $5.97 per Share.

“Put Option” means the option granted under Section 3.

“Shares” has the meaning set forth in the recitals above.

“Trust Fund” means the trust account established in connection with Pantheon’s initial public offering.

2.	CALL OPTION

2.1.
In consideration of the payment of the Option Fee, Victory Park hereby grants to Modern an option to require such Holder to sell all (and not less than all) of the Shares owned by such Holder to Modern at the Option Price during the Initial Term, provided that such option shall expire on the earlier of (i) the Initial Term or (ii) the record date for the special meeting of Pantheon’s stockholders in connection with the approval of the business combination contemplated by the Merger Agreement.

2.2.
Subject to the payment of the Extension Option Fee as described in Section 2.5 below, Victory Park hereby grants to Modern an option to require such Holder to sell all (and not less than all) of the Shares owned by such Holder to Modern at the Option Price during the Extended Term, provided that such option shall expire on the earlier of (i) the expiration of the Extended Term or (ii) the record date for the special meeting of Pantheon’s stockholders in connection with the approval of the business combination contemplated by the Merger Agreement.

2.3.
On the date (the “Commencement Date”) of the closing of the purchase of Shares pursuant to the purchase agreements entered into simultaneously herewith which shall bring the aggregate amount owned by Victory Park to 2,273,700 shares of Pantheon common stock:

2.3.1.
Modern shall transfer $2,530,000 of the Option Fee to an escrow account (the “Escrow Account”) maintained by Loeb & Loeb LLP, as escrow agent (which escrow agent is acceptable to Victory Park and Rodman & Renshaw LLC (“Rodman”)), which amount shall be disbursed

2.3.1.1.
Up to $345,998 upon the Commencement Date as follows: $0.076087 per share owned by Victory Park on the Commencement Date in accordance with wire transfer instructions previously furnished by Victory Park; and

2.3.1.2.
Up to $1,836,754 upon the earlier to occur of the Extension Approval Date (or the immediately following business day) and the Early Termination Date as follows: $0.403913 per share owned by Victory Park on the Commencement Date in accordance with wire transfer instructions previously furnished by Victory Park, of which $318,318 of such amount is deemed a transaction fee, and $318,318 to the account of Rodman in accordance with wire transfer instructions previously furnished by Rodman; and

2.3.1.3.
Up to $318,318 upon the earlier to occur of (i) one or more requests for reimbursement of indemnified losses by Victory Park from Rodman pursuant to a letter agreement dated the date hereof and referred to in the agreement pursuant to which the Escrow Account has been established, to the account of Victory Park in such amount as specified in such request, (ii) upon the Merger Closing, to the account of Rodman, in an amount equal $.07 per share owned by Victory Park on the Commencement Date in accordance with wire transfer instructions previously furnished by Rodman; and (iii) on September 30, 2009, to the account of Rodman, in an amount equal $.07 per share owned by Victory Park on the Commencement Date in accordance with wire transfer instructions previously furnished by Rodman, less (in the case of foregoing clauses (ii) and (iii)) any amounts transferred to Victory Park pursuant to foregoing clause (i); and

2.3.1.4.
In the event the Extension is not approved on the Extension Approval Date and Pantheon has not effected a Liquidation (as defined in Section 4.3) by the 15th day following the Commencement Date, then up to $24,500 per day from such 15th day until such Liquidation shall have been effected shall be transferred from the Escrow Account on a weekly basis to Victory Park on the weekly anniversary thereof (or the next following business day) as follows: $0.037283 per share owned by Victory Park on the Commencement Date in accordance with wire transfer instructions previously furnished by Victory Park.

2.4.
Simultaneously herewith, Chen hereby sells, transfers and assigns all right, title and interest in 125,000 shares of Pantheon’s common stock currently owned by Chen to Victory Park.  Chen shall tender certificates representing such shares to Victory Park on termination of the Escrow Period as defined in the Stock Escrow Agreement dated December 14, 2006 to which Chen is a party relating to such shares.  In addition, Chen hereby assigns to Victory Park his registration rights with respect to such shares under the Registration Rights Agreement dated December 14, 2006 to which Chen is a party.

2.5.
In the event Modern shall elect to extend the term of this Agreement to September 30, 2009, on or prior to June 30, 2009, Modern shall notify Victory Park in writing of such extension and shall transfer up to $1,931,280 of the Extension Option Fee as follows: $0.4247 per Share owned by Victory Park on the Commencement Date in accordance with wire transfer instructions previously furnished by Victory Park.

3.	PUT OPTION

3.1.
In consideration of the grant of the Call Option, Modern hereby grants Victory Park the option to require Modern to buy from such Holder any or all of the Shares owned by such Holder at the Option Price on the 5th business day preceding the special meeting of Pantheon’s stockholders in connection with the approval of the business combination contemplated by the Merger Agreement.

4.	VOTING OF SHARES; LOCK-UP; FORCED LIQUIDATION

4.1.
Victory Park may vote against the business combination proposal presented at the special meeting of Pantheon’s stockholders in connection with the approval of the business combination contemplated by the Merger Agreement if the Call Option has not been exercised and the Option Price to be received by such Holder has not been fully paid prior to such meeting.

4.2.
Victory Park agrees not to take any action (including any purchase or sale of any security or the establishment of any arbitrage or similar derivative position relating to any security) that is reasonably expected to materially adversely affect the adoption of the proposals described in the Extension Proxy.

4.3.
In the event of an Early Termination Date, Pantheon hereby agrees to effect an early liquidation of its assets in accordance with Delaware law (a “Liquidation”) within ten (10) business days following such Early Termination Date.

4.4.
Except as contemplated by this Agreement, Victory Park agrees that, from the date hereof until the earlier of (i) the nine month anniversary of the Commencement Date or (ii) the Merger Closing, it will not offer, sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate of the undersigned or any person in privity with the undersigned or any affiliate of the undersigned), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended and the rules and regulations of the Commission promulgated thereunder (each, a “Transfer”) with respect to, any Shares.

4.5.
In the event there has not been a closing pursuant to Section 5 hereof during the Initial Term and Modern has not elected to extend the term of this Agreement to September 30, 2009 pursuant to Section 2.5 hereof and delivered the Extension Option Fee within ten (10) business days following June 30, 2009, Pantheon hereby agrees to effect a Liquidation on such tenth business day.

5.	COMPLETION

5.1.
If a Put Option or, as the case may be, Call Option is exercised, a closing shall be held on the Closing Date specified in the relevant notice at the offices of Pantheon’s counsel, Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154 at which Victory Park will deliver certificates representing such Shares as shall have been specified in the relevant notice (or shall have delivered such Shares through the book-entry facilities of DTC as directed by Modern) and Modern will deliver immediately available funds equal to the aggregate Option Price for such Shares to an account of Victory Park previously furnished to Modern within five business days of such closing.

6.	INDEMNIFICATION

6.1.
In the event of the liquidation of the Trust Fund while Victory Park owns any Shares, Modern and Chen hereby agree, jointly and severally, to indemnify and hold harmless Victory Park against any loss incurred in such liquidation in an amount equal to the difference between the amount received by Victory Park upon liquidation per Share and $5.97 per Share.

6.2.
Modern and Chen hereby agree, jointly and severally, to indemnify and hold harmless Victory Park and each of its partners, principals, members, officers, directors, employees, agents, representatives and affiliated or managed funds from and against any and all losses, claims, damages, liabilities and expenses, joint or several, of any kind or nature whatsoever, and any and all lawsuits, inquiries, proceedings and investigations in respect thereof, whether pending or threatened, to which any such party may become subject, arising in any manner out of or in connection with this Agreement or the transactions contemplated herein to the fullest extent permitted under applicable law, regardless of whether any of such parties is a party hereto, and immediately upon request reimburse such party for such party’s legal and other expenses as they are incurred in connection with investigating, preparing, defending, paying, settling or compromising any such action, inquiry, proceeding or investigation (including, without limitation, usual and customary per diem compensation for any such party’s involvement in discovery proceedings or testimony); provided that neither Modern nor Chen shall be liable for any such loss, liability, claim, damage or expense resulting from actions taken by Victory Park in bad faith or as a result of its gross negligence or willful misconduct; and provided further that such foregoing indemnity pursuant to this Section 6.2 shall not be available for any losses, claims, damages, liabilities or expenses or with respect to any lawsuits, inquiries, proceedings and investigations in respect thereof to the extent such arise out of any actions taken after the earlier of the Closing Date and the Merger Closing.

6.3.
Modern and Chen hereby agree, jointly and severally, to indemnify Rodman, its affiliates (within the meaning of the Securities Act of 1933, as amended), and each of its respective partners, directors, officers, agents, consultants, employees and controlling persons (within the meaning of the Securities Act of 1933, as amended)(each of Rodman and such other person or entity is hereinafter referred to as an “Indemnified Person”), from and against any and all losses, claims, damages, liabilities and expenses, joint or several, and all actions, inquiries, proceedings and investigations in respect thereof, to which any Indemnified Person may become subject arising in any manner out of or in connection with this Agreement, regardless of whether any of such Indemnified Persons is a party hereto, and immediately upon request reimburse an Indemnified Person for such person’s legal and other expenses as they are incurred in connection with investigating, preparing, defending, paying, settling or compromising any such action, inquiry, proceeding or investigation (including without limitation, usual and customary per diem compensation for any Indemnified Person’s involvement in discovery proceedings or testimony), provided that neither Modern nor Chen shall be liable for any such loss, liability, claim, damage or expense resulting from actions taken by Rodman in bad faith or as a result of its gross negligence or willful misconduct

7.	REPRESENTATIONS AND WARRANTIES AND COVENANTS

7.1.           Pantheon represents and warrants that is not aware of any outstanding liabilities that are not subject to an effective waiver of claims against the Trust Fund, except those liabilities set forth on the Schedule of Liabilities attached hereto and such Schedule of Liabilities includes all liabilities that resulted from, and potential liabilities that could result from, target businesses, vendors and service providers that have not waived any claims against the Trust Fund.

7.2           Pantheon hereby represents and warrants that it has not obtained (except as otherwise disclosed on the Schedule of Liabilities described in Section 7.1 above) and agrees that it will not obtain, the services of any vendor or service provider unless and until such vendor or service provider acknowledges in writing that it does not have any right, title, interest or claim of any kind in or to any monies of the Trust Fund and waives any claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Pantheon and will not seek recourse against the Trust Fund for any reason whatsoever; provided that the foregoing shall not apply to Pantheon’s independent accountants.

7.3           Pantheon agrees to invest the monies in the Trust Fund in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 until the earlier of the Merger Closing or two business days prior to the liquidation of the Trust Fund.

7.4           Pantheon agrees that it shall not incur any Indebtedness (as defined below) in excess of $5,000 without the prior written consent of Victory Park prior to the earlier of the Merger Closing or the Early Termination Date, unless the Call Option has been exercised and the Option Price has been paid in full; provided that such consent shall not be unreasonably withheld in the case of Indebtedness of Pantheon to the officers of Pantheon, or any Indebtedness the holders of which shall have waived any right or claim against Trust Account and incurred solely to fund Pantheon’s normal business expenses.  “Indebtedness” means (a) indebtedness for borrowed money or the deferred price of property, goods or services (other than trade and other payables incurred in the ordinary course of business), such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, and (c) capital lease obligations.

8.	COUNTERPARTS; FACSIMILE EXECUTION

8.1.
This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

9.	ENTIRE AGREEMENT; THIRD PARTY BENEFICIARIES

9.1.
This Agreement, taken together with all Schedules hereto (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the matters contemplated hereby and (b) is not intended to confer upon any person other than the parties (and those persons described in Section 6.3 as entitled to indemnification hereunder) any rights or remedies.

10.	GOVERNING LAW

10.1.
In accordance with Section 5-1401 of the General Obligations Law of the State of New York, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws that would result in the application of the substantive law of another jurisdiction.  The parties hereto agree that any action, proceeding or claim arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The parties hereto hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Pantheon, Modern and Chen each hereby appoints, without power of revocation, Loeb & Loeb, LLP, New York, New York, Attn: Mitchell Nussbaum, as their respective agent to accept and acknowledge on its behalf service of any and all process which may be served in any action, proceeding or counterclaim in any way relating to or arising out of this Agreement.

11.	ASSIGNMENT

11.1.
Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party, provided that Modern may assign its rights under the Call Option to purchase the Shares, but not its obligation to purchase the Shares, to any other person.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

12.	EXPENSES

12.1.	Modern shall pay not later than December 15, 2008 the legal fees and expenses of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Victory Park, in the amount of $25,000.

[remainder of page left intentionally blank; signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

VICTORY PARK CREDIT OPPORTUNITIES MASTER FUND, LTD.
By:  Victory Park Capital Advisors, LLC, its investment manager

By: /s/ Scott R. Zemnick
Name: Scott R. Zemnick
Title:   General Counsel

VICTORY PARK SPECIAL SITUATIONS MASTER FUND, LTD.
By:  Victory Park Capital Advisors, LLC, its investment manager

By: /s/ Scott R. Zemnick
Name: Scott R. Zemnick
Title:   General Counsel

MODERN DEVELOP LIMITED

By: /s/ Na O
Name: Na O
Title: Director

PANTHEON CHINA ACQUISITION CORP.

By: /s/ Mark D. Chen
Name: Mark D. Chen
Title:   Chairman and CEO

/s/ Mark D. Chen
Name: Mark D. Chen

SCHEDULE 1

PUT OPTION NOTICE

To: Modern

Attention:	[•]

[Date]

Ladies and Gentlemen,

Put Option Notice

We refer to the Put and Call Option Agreement (the “Put and Call Option Agreement”) dated December 10, 2008 and made between you and the undersigned. Terms defined in the Put and Call Option Agreement shall bear the same meaning when used herein.

We hereby confirm that we wish to exercise the option granted under Section 3 of the Put and Call Option Agreement and accordingly the Put Option is hereby exercised with respect to ________ Shares.

The Closing Date shall be [•].

This put option notice is irrevocable and is governed by, and shall be construed in accordance with the laws of the State of New York.

Yours faithfully

VICTORY PARK CAPITAL ADVISORS, LLC

By:
Name: Scott R. Zemnick
Title:   General Counsel

VICTORY PARK CREDIT OPPORTUNITIES MASTER FUND, LTD.
By:  Victory Park Capital Advisors, LLC, its investment manager

By:
Name: Scott R. Zemnick
Title:   General Counsel

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE CONTINUED]

VICTORY PARK SPECIAL SITUATIONS MASTER FUND, LTD. By: Victory Park Capital Advisors, LLC, its investment manager By: Name: Scott R. Zemnick Title: General Counsel

SCHEDULE 2

FORM OF CALL OPTION NOTICE

To:	VICTORY PARK CAPITAL ADVISORS, LLC
[•]
Attention:	[•]

[Date]

Ladies and Gentlemen,

Call Option Notice

We refer to the Put and Call Option Agreement (the “Put and Call Option Agreement”) dated December 10, 2008 and made between you and Modern. Terms defined in the Put and Call Option Agreement shall bear the same meaning when used herein.

We hereby confirm that we wish to exercise the option granted under Section 2 of the Put and Call Option Agreement and accordingly the Call Option is hereby exercised with respect to ______ Shares.

The Closing Date shall be [•].

This call option notice is irrevocable and is governed by, and shall be construed in accordance with the laws of the State of New York.

Yours faithfully

SCHEDULE OF LIABILITIES

McGladrey & Pullen	$23,683
Horwath	15,000
PR Newswire	1,620
$40,303